EMPLOYMENT AGREEMENT          April 1, 1997


This agreement is made this 1st day of April, 1997, by and between MOTO PHOTO, INC. a Delaware Corporation ("Employer"), and Michael F. Adler ("Employee") under the following circumstances:

A. The parties desire to enter into an Employment Agreement upon the terms and conditions set forth herein.

B. During the term of his employment, Employee will receive access to proprietary information and/or trade secret relating to Employer's business, its franchisees and its business contacts which are of a highly confidential, unique, and valuable nature. In addition, Employee may be adding to confidential information of Employer.

C. The parties acknowledge that the Employer would suffer great loss and damage in the event that any Confidential Information (as hereinafter defined in Section 4) is divulged at any time other than for the benefit of the Employer.

D. The parties further acknowledge that Employee may establish close working relationships with valued employees of Employer and its franchisees and that Employer's business may suffer substantial harm if, upon the termination of Employee's employment with Employer, Employee should thereafter employ or attempt to employ, directly or indirectly, certain personnel of Employer, its franchisees or their employees.

     NOW, THEREFORE, in consideration of the foregoing promises contained herein, the parties agree as follows:

     1. Duties. Employer hereby employs Employee as Chairman of the Board and Chief Executive Officer, and the Employee hereby accepts such employment upon the terms and conditions specified in this Agreement. During the term of his employment, Employee shall work for Employer as the Chief Executive Officer and he will report to the Board of Directors and he shall have the following duties:

          1.1 He will be responsible for establishing the strategic direction of the Company, establishing operating goals, corporate policies, and overseeing operations of the company and hiring and discharging senior management.

          1.2 He will perform such other reasonable duties consistent with those of a senior corporate executive as directed from time to time by the Board of Directors.

     2. Compensation. As base compensation for Employee's services to Employer during the term of this Agreement, Employer shall pay Employee a regular salary at the rate of One Hundred Sixty One Thousand Five Hundred Dollars ($161,500) per year payable in such a manner as the Employer pays its other executives. In addition Employee shall be entitled to an annual bonus program to be negotiated with the Compensation Committee.

          Prior to December 31st of each year of this agreement, the Employer will review the compensation of the Employee for the subsequent year. The base salary may be increased and the bonus may be adjusted either higher or lower. The Board of Directors may increase the amount of this bonus in the event of exemplary performance by the Employee.

     3.   Term.     The term of Employee's employment with Employer shall be
from January 1, 1997 until December 1999, unless sooner terminated in accordance with Section 10 of this Agreement and shall automatically renew at the end of each fiscal year for an additional three year term unless the Board takes other action.

     4.   Restrictive Covenants.

          4.1 Duties. During the term of this Agreement, Employee shall devote his best efforts and full time, subject to Section 5, to advance the business and welfare of Employer. Employee shall not take any action against the best interest of Employer and he shall pursue no other business interests during the term of this Agreement that conflict with his employment with the Employer.

          4.2 Covenant Not to Compete. Employee acknowledges that Employer's activities are international in scope. During the term of this Agreement and for a period of two years after the termination of Employee's employment with Employer its successors or assigns, or cessation of payment, whichever is later, Employee shall not, directly or indirectly, engage or be interested (as principal, agent, manager, employee, consultant, owner, partner, officer, director, stockholder, trustee or otherwise) in any entity engaged in a business which competes in a material manner with Employer within a three mile radius of any business location of Employer or any of its subsidiaries, affiliates, or franchisees. Employee's ownership of less than two percent (2%) of the outstanding voting stock of any publicly held corporation, or any other entity specifically authorized by the Board of Directors of Employer, shall not constitute a violation of this Section 4. The Employer specifically acknowledges that Employee's association with Progressive Industries Corporation, National Photo Labs, Inc. and National Photo Labs II, Inc. does not constitute a violation of this Section 4, but Employee shall not perform any acts on behalf of these companies that would violate this Section 4 of this contract.

          4.3 Confidentiality. During the term of this Agreement and thereafter, Employee shall not at any time other than for the benefit of the
Employer: (i) divulge, furnish, disclose, or make accessible to any person, firm, or corporation, or use for his own purposes, any Confidential Information
(ii) make or cause to be made any copies, facsimiles, or other reproductions of any Confidential Information without Employer's express written consent; or
(iii) remove any Confidential Information from Employer's premises or fail or refuse to surrender (notwithstanding the failure of Employer to make demands for such materials) the same to Employer immediately upon termination of Employee's employment with Employer or at any time prior thereto upon Employer's request.

          For purposes of this Agreement, the term "Confidential Information" shall mean and include (a) any information with respect to Employer's accounts, plans, business policies, software, know-how, trade secrets, customers, franchisees, prospects, mailing lists, suppliers, pricing policies or rates, marketing techniques, or any other information which may now or in the future be considered confidential or proprietary information of Employer and (b) unpublished manuals, files, records, software, memoranda, correspondence, drawings, designs, or other writings belonging to or in the possession of Employer or which may be produced by or come into Employer's possession in the course of Employee's employment with Employer.

          4.4 Solicitation of Employer's Employees. For a period of two years year after the termination of Employee's employment with Employer its successors or assigns, or cessation of payment, whichever is later, Employee shall not (i) employ or attempt to employ directly or indirectly, personally or through any entity in which Employee may be associated (as principal, agent, manager, employee, consultant, owner, partner, officer, director, stockholder, trustee, or otherwise) any employee of Employer, its subsidiaries or affiliates, or (ii) induce any employee of any franchisee of Employer to leave the employment of any franchisee.

          4.5 Equitable Relief. The parties acknowledge and agree that a breach of this Section 4 cannot be compensated for by monetary damages and that any remedy at law is inadequate and Employee agrees that, in the event of a breach of any restrictive covenant set forth herein, Employer may seek and obtain a temporary restraining order, preliminary injunction, and permanent injunction restraining Employee from violating Section 4 of this Agreement in addition to any other legal relief available to Employer. For the purposes of this provision, the parties confer jurisdiction upon the courts located in Montgomery County, Ohio, and agree on venue in Montgomery County, Ohio.

          4.6 Reformation. In the event that any provision of this Section 4 should be determined by a court of competent jurisdiction to be unenforceable by reason of its being extended for too great a period of time, for too large a geographic area, or for too great a range of activities, it shall be reformed to extend only over the maximum period of time, geographic area, or range of activities as to which it may be enforceable.

     5. Vacation. Employee shall be entitled to vacation as is reasonable for the executives in a comparable position.

     6. Health and Insurance Plans; Fringe Benefits. Employee shall be entitled to participate in all plans or agreements maintained by Employer relating to health insurance for the Employee, his wife and children, subject to the terms and conditions of such plans in effect from time to time. Employee shall also be entitled to all other fringe benefits provided senior officers of the Employer. Employee shall have his tax filings prepared by the company's auditor and paid for by Employer during the term of the employment agreement.

     7. Reimbursement for Expenses. Employer shall reimburse Employee for all reasonable expenses incurred on behalf of Employer in line with Employer policies.

     8. Automobile. Employer shall furnish Employee with the use of an automobile or an automobile allowance of $900.00 per month during the term of this contract, subject to company policy.

     9. Notice. Any notice required to be given pursuant to the provisions of the Agreement shall be in writing and shall be delivered by certified mail or in person to the parties at the following addresses:

          Employer:
          Moto Photo, Inc.
          4444 Lake Center Drive
          Dayton, Ohio 45426
          Attn:  David A. Mason, E.V.P.

          Employee:
          Michael F. Adler
          5464 Sherfield Drive
          Dayton, Ohio 45426

or at such other place as either party may designate in writing to the other.

     10.  Termination.   Employer may terminate Employee's employment under this
Agreement only for cause upon written notice to Employee. For purposes of this Agreement, the term "cause" means those situations or occurrences described below:

          10.1 Dishonesty, embezzlement, fraud, breach of fiduciary duty, actions involving moral turpitude, or conviction of a felony by Employee; or

          10.2 Gross neglect of duty or gross insubordination by Employee, including the failure to abide by any reasonable and material instructions of Employer; provided, however, that it will not be reasonable if such instructions request or demand actions which would be inconsistent with the duties of a senior corporate executive; or

          10.3 Material breach of the provisions of Section 4 of this Agreement.

          10.4 Should Employee dispute that his discharge was for cause, Employee must submit his claim to arbitration in accordance with Section 12 within sixty (60) days after his termination of employment. If a discharge of Employee is eventually determined under arbitration to have been for cause, or if no arbitration is requested by Employee within (60) days after the termination of Employee's employment, Employer shall have no liability whatsoever under this Agreement from and after the date of termination.

          If the termination of Employee is without cause, Employer shall be responsible for payment of thirty-six (36) month's salary as subject to Section 12, Mitigation, plus all fringe benefits which Employee receives prior to termination including health insurance, use of suitable office and secretarial support, but it would not include the auto lease payments.

          Should termination by Employer be voluntary or involuntary, with or without cause, Employee shall be entitled to a prorata bonus, to the extent described in Section 2, but only to the end of the month prior to the end of termination of Employee's employment.

          Should Employee terminate his employment with Employer for any reason, all obligations of Employer, except for the prorated bonus described in the immediately preceding paragraph under this Agreement shall be extinguished as of the date of termination of employment, but Employee shall remain subject to all of his covenants in Section 4.

     11.  Death or Disability.     In the event off the death of the Employee,
employment will terminate but Employee's spouse or estate shall receive Employee's then current salary and the benefits contemplated by paragraph 6 and 8 for 90 days after the death of the Employee.

          If Employee is disabled and cannot perform the duties of his assignment, he will receive full compensation for the first six months of continuous disability and then 70% of the compensation he was receiving at the time he was disabled until the earlier of death, the Employee is no longer disabled or three years from the commencement of the employment contract. Any amount owed under this provision will be reduced by amounts paid to the Employee under the Employer's long term disability insurance program.

          Termination or expiration of this Agreement for any reason shall not affect any obligations of Employee under Section 4 of this agreement.

     12. Mitigation. In the event of the termination of this Agreement, payments will be reduced by any compensation from employment the Employee may receive after taking suitable permanent employment for which he is qualified.

     13. Arbitration. Except as provided for in Section 4.6 of this Agreement, any controversy or claim arising out of or relating to this Agreement, shall be settled by arbitration in Dayton, Ohio in accordance with the Commercial Rules of Arbitration of the American Arbitration Association. Such Arbitration may be commenced by either party notifying the other and also the American Arbitration Association that it or he intends to seek arbitration. The decision of the American Arbitration Association shall be final and binding upon all parties hereto. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The expenses of Arbitration shall be borne equally by the parties.

     14. Governing Law. The Agreement shall be construed and enforced in accordance with the laws of the State of Ohio.

     15. Assignability. This Agreement is personal and shall not be assignable by Employee; provided, however, that the terms of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by Employer, its successor and assigns.

     16. Waiver. The waiver of either party of any breach of any provision of this Agreement shall not be construed as or constitute a continuing waiver or a waiver of any other breach of any provision of this Agreement.

     17. Partial Invalidity. In the event that any word, phrase, clause, sentence, or other provision herein violates any applicable statute, ordinance, or rule of law in any jurisdiction in which it is used, such provision shall be ineffective to the extent of such violation, without violating any other provision herein.

     18. Complete Agreement; Modification. This Agreement supersedes all prior agreements, written or oral, is intended as a complete and exclusive statement of the terms of the Agreement between parties, and may be amended, modified, or rescinded only by a written instrument executed by both parties.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.


WITNESSES:                         EMPLOYER:



                                   EMPLOYEE:
                                   Michael F. Adler, President & CEO



                                   BY



                                   MOTO PHOTO, INC.



                                   BY
                                   Frank Benson, Chairman of the Compensation
                                   Committee of the Board of Directors, Moto